Exhibit 99.1

BlueLinx Announces Record First Quarter 2022 Profitability

MARIETTA, GA, May 3, 2022 - BlueLinx Holdings Inc. (NYSE:BXC) (“the company”), a leading U.S. wholesale distributor of building products, announced today results for the first quarter 2022.

FIRST QUARTER 2022 HIGHLIGHTS
(all comparisons are versus the prior-year period)

•Net sales increased $277 million, or 27%, to $1.3 billion
•Gross margin of 22.3%, up 470 basis points
•Diluted earnings per share of $13.19, an increase of 110%
•Adjusted EBITDA of $202 million, up $96 million, or 90%
•Net Leverage of 0.9x and available liquidity of $421 million
•Increased share repurchase authorization to $100 million, including $60 million accelerated share repurchase

“I’m extremely proud of the BlueLinx team and our continued strong execution which contributed to record first quarter profitability. Once again, we demonstrated the ability to capitalize on continued robust demand for building products while navigating on-going supply constraints and volatility in wood-based commodity prices. Net sales grew by approximately 27% year-over-year, and we delivered adjusted EBITDA of $202 million and adjusted EBITDA margin of over 15%, both all-time highs on a quarterly basis for BlueLinx.”

“Notably, our growth was led by specialty products where net sales grew 36% and gross margins improved 470 basis points to 24%. Nearly two-thirds of our gross profit was generated from sales of specialty products, consistent with our strategy to aggressively grow that part of our business.”

“We currently believe near-term fundamentals for the U.S. housing industry are healthy despite the recent rise in mortgage rates and broad-based inflation. Specifically, we believe high levels of home equity, housing turnover and aging housing stock will continue to support growth in repair and remodel activity and the low supply of available homes will continue to drive investment in both existing and new homes.”

“Following a detailed review of our multi-year capital allocation plans, our Board of Directors has increased our share repurchase authorization to $100 million, including a $60 million accelerated share repurchase agreement that will begin executing this week. These actions demonstrate confidence in our long-term growth strategy, continued improvement in our execution and commitment to delivering shareholder value through disciplined capital allocation. We remain focused on driving sustained, profitable growth and we are excited about our future,” concluded Dwight Gibson, President and CEO of BlueLinx.

Details of the company’s increased share repurchase authorization and accelerated share repurchase agreement can be found in a separate news release also issued today.

FIRST QUARTER 2022 FINANCIAL PERFORMANCE

In the first quarter, net sales were $1.3 billion, an increase of $277 million, or 27% year-over-year. Gross profit was $291 million, an increase of $111 million, or 61% over the prior year period and gross margin expanded 470 basis points to 22.3%. Selling, general and administrative (“SG&A”) expenses increased $16 million, or 21%, year-over-year to $91 million, which is 7% of net sales and flat to the prior year. The increase in SG&A was due primarily to higher variable incentive compensation and, to a lesser extent, increased delivery and logistics costs. Interest expense decreased $5 million, or 30%, to $11 million due mainly to the write off of debt issuance costs related to the extinguishment of the company’s former Term Loan Facility in the prior year period. Net income was $133 million, or $13.19 per diluted share, versus $62 million, or $6.28 per diluted share, in the prior year period. Adjusted EBITDA was $202 million, or 15.5% of net sales, as compared to $107 million, or 10.4% of net sales in Q1 2021.

The increase in net sales and profitability versus the prior year period was driven by continued robust demand for building products amid on-going supply constraints, increased wood-based commodity prices and improved operating performance. Notably, the growth in net sales and gross profit was primarily attributable to specialty products, consistent with the company’s strategy to increase the percentage of net sales in specialty products categories.

Net sales of specialty products, which includes products such as engineered wood, siding, moulding and millwork, outdoor living, specialty lumber and industrial products, increased $205 million, or 36%, to $768 million in the first quarter. Gross profit from specialty product sales was $184 million, an increase of $76 million, or 70%, year-over-year. Gross margin on specialty product sales was 24.0%, an increase of 470 basis points over the prior year period. The net sales growth and improved profitability was primarily driven by continued strong demand for specialty building products in both new construction and repair and remodel projects, on-going supply constraints and strategic pricing actions.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, increased $72 million, or 16%, to $534 million in the first quarter due to continued strong demand for building products and increased wood-based commodity prices. Gross profit from structural product sales was $107 million, an increase of $35 million, or 49%, year-over-year. Gross margin on structural product sales increased 450 basis points to 20.0% reflecting increased pricing of wood-based commodities during the period, as well as our disciplined, lean approach to managing structural product inventory.

Net cash generated from operating activities was $2 million in the first quarter 2022 as compared to a net usage of $25 million in the prior year period. The increase in cash generated from operating activities was driven by the increase in net income, partially offset by increases in accounts receivable and inventory. During the period, the net working capital investment was $181 million, of which $157 million related to accounts receivable with the remaining related to the net impact of increasing inventory, primarily specialty products, partially offset by an increase in accounts payable. The net working capital investment in the first quarter reflects strong demand in the U.S. home building industry and also reflects the impact of increased pricing for sales of wood-based commodity products.

Cash capital investments were $2.5 million, primarily related to investments in our distribution branches and, to a lesser extent, upgrading the company’s fleet of rolling stock. Free cash flow was ($0.3) million in the first quarter of 2022 as compared to ($26) million in the prior year period.

SECOND QUARTER 2022 UPDATE

Through the first four weeks of the second quarter 2022, specialty product margins were in the range of 23% to 24% and structural product margins were in the high single digits, reflecting sequential declines in the average price of wood-based commodities. Volumes across both specialty and structural product categories were generally consistent with first quarter levels.

The majority of the company’s profitability and cash is generated from sales of specialty building products and the company expects demand for specialty building products to remain relatively stable in the coming months. It also expects to continue to efficiently manage volatility in wood-based commodities, a capability the company has demonstrated over the past five quarters.

CONFERENCE CALL INFORMATION

BlueLinx will host a conference call on May 4, 2022, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at http://bluelinxco.com/webcast-presentations, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
Passcode: 13728794

To listen to a replay of the teleconference, which will be available through May 18, 2022:

Domestic Replay: 1-844-512-2921
Passcode: 13728794

ABOUT BLUELINX

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, metal building products, and other construction materials. With a strong market position, broad geographic coverage footprint servicing over 40 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 national, regional, and local dealers, specialty distributors, national home centers, and manufactured housing customers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACTS

Ryan Taylor, VP Investor Relations & Treasury
BlueLinx Holdings Inc.
investor@bluelinxco.com

Seth Freeman, VP Marketing & Communications
BlueLinx Holdings Inc.
Seth.Freeman@bluelinxco.com

NON-GAAP MEASURES

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Our Adjusted EBITDA and Adjusted EBITDA Margin are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted EBITDA and Adjusted EBITDA Margin, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt and Net Leverage Ratio. BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business.

We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

Our net debt and overall net leverage ratio are not presentations made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. In addition, our net debt and overall net leverage ratio, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our confidence in the company’s long-term growth strategy; our ability to capitalize on strong demand amid supply chain constraints and wood-based commodity price volatility; our ability to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; the demand outlook for construction materials and expectations regarding new home construction, repair and remodel activity and continued investment in existing and new homes; our positioning for long-term value creation; our efforts and ability to generate profitable growth; our ability to increase net sales in specialty product categories; our ability to generate profits and cash from sales of specialty products; our multi-year capital allocation plans; our ability to manage volatility in wood-based commodities; our improvement in execution; our efforts and ability to maintain a disciplined capital structure and capital allocation strategy; our ability to maintain a strong balance sheet; our ability to focus on operating improvement initiatives and commercial excellence; constraints, volatility or disruptions in the capital markets or other factors affecting the amount and timing of share repurchases; our ability to successfully execute the ASR; the number of shares that will be delivered to the Company under the ASR; whether or not the Company will continue, and the timing of, any open market repurchases.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; competition; changes in the supply and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; potential acquisitions and the integration and completion of such acquisitions; business disruptions; effective inventory management relative to our sales volume or the prices of the products we produce; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry; regulations concerning mandatory COVID-19 vaccines; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; variable interest rate risk under certain indebtedness; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; inability to successfully execute the ASR; a lowering or withdrawal of debt ratings; changes in our product mix; increases in petroleum prices; shareholder activism; changes in insurance-related deductible/retention reserves based on actual loss experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; changes in actuarial assumptions for our pension plan; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; the possibility that we could be the subject of securities class action litigation due to stock price volatility; activities of activist shareholders; indebtedness terms that limit our ability to pay dividends on common stock; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	April 2, 2022	April 3, 2021
	(In thousands, except per share data)
Net sales	$1,302,305	$1,025,469
Cost of sales	1,011,254	845,077
Gross profit	291,051	180,392
Gross margin	22.3%	17.6%
Operating expenses (income):
Selling, general, and administrative	91,289	75,560
Depreciation and amortization	6,746	7,465
Amortization of deferred gains on real estate	(984)	(984)
Gains from sales of property	—	(1,287)
Other operating expenses	838	112
Total operating expenses	97,889	80,866
Operating income	193,162	99,526
Non-operating expenses (income):
Interest expense, net	11,293	16,234
Other expense (income), net	1,138	(314)
Income before provision for income taxes	180,731	83,606
Provision for income taxes	47,322	21,746
Net income	$133,409	$61,860

Basic income per share	$13.72	$6.53
Diluted income per share	$13.19	$6.28

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 2, 2022	January 1, 2022
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$74,438	$85,203
Accounts receivable, less allowances of $4,965 and $4,024, respectively	497,056	339,637
Inventories, net	562,555	488,458
Other current assets	32,470	31,869
Total current assets	1,166,519	945,167
Property and equipment, at cost	319,732	318,253
Accumulated depreciation	(141,768)	(137,099)
Property and equipment, net	177,964	181,154
Operating lease right-of-use assets	47,330	49,568
Goodwill	47,772	47,772
Intangible assets, net	12,519	13,603
Deferred tax assets	62,279	60,285
Other non-current assets	19,822	19,905
Total assets	$1,534,205	$1,317,454
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$230,072	$180,000
Accrued compensation	13,714	22,363
Taxes payable	53,195	6,138
Finance lease liabilities - short-term	7,264	7,864
Operating lease liabilities - short-term	5,723	5,145
Real estate deferred gains - short-term	3,935	3,934
Other current liabilities	22,503	18,347
Total current liabilities	336,406	243,791
Non-current liabilities:
Long-term debt, net of debt issuance costs of $4,565 and $4,701, respectively	291,534	291,271
Finance lease liabilities - long-term	264,676	266,853
Operating lease liabilities - long-term	41,698	44,526
Real estate deferred gains - long-term	73,255	74,206
Pension benefit obligation	10,813	11,605
Other non-current liabilities	23,647	21,953
Total liabilities	1,042,029	954,205
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,651,000 and 9,725,760 outstanding on April 2, 2022, and January 1, 2022, respectively	96	97
Additional paid-in capital	263,428	268,085
Accumulated other comprehensive loss	(29,184)	(29,360)
Accumulated stockholders’ equity	257,836	124,427
Total stockholders’ equity	492,176	363,249
Total liabilities and stockholders’ equity	$1,534,205	$1,317,454

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	April 2, 2022	April 3, 2021
	(In thousands)
Cash flows from operating activities:
Net income	$133,409	$61,860
Adjustments to reconcile net income to cash provided by (used in) operations:
Depreciation and amortization	6,746	7,465
Amortization of debt discount and issuance costs	263	603
Adjustments to debt issuance costs associated with term loan	—	5,791
Gains from sales of property	—	(1,287)
Deferred income tax	(1,994)	(3,896)
Amortization of deferred gains from real estate	(984)	(984)
Share-based compensation	2,162	1,410
Changes in operating assets and liabilities:
Accounts receivable	(157,419)	(125,172)
Inventories	(74,097)	(34,315)
Accounts payable	50,072	53,812
Taxes payable	47,057	25,799
Other current assets	(601)	(448)
Other assets and liabilities	(2,377)	(15,246)
Net cash provided by (used in) operating activities	2,237	(24,608)

Cash flows from investing activities:
Proceeds from sale of assets	49	1,810
Property and equipment investments	(2,509)	(1,122)
Net cash (used in) provided by investing activities	(2,460)	688

Cash flows from financing activities:
Borrowings on revolving credit facilities	—	262,210
Repayments on revolving credit facilities	—	(191,943)
Repayments on term loan	—	(43,204)
Common stock repurchase and retirement	(6,427)	—
Debt financing costs	—	(861)
Repurchase of shares to satisfy employee tax withholdings	(393)	(56)
Principal payments on finance lease liabilities	(3,722)	(2,129)
Net cash (used in) provided by financing activities	(10,542)	24,017

Net change in cash and cash equivalents	(10,765)	97
Cash and cash equivalents at beginning of period	85,203	82
Cash and cash equivalents at end of period	$74,438	$179

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended
	April 2, 2022	April 3, 2021
	(In thousands)
Net income	$133,409	$61,860
Adjustments:
Depreciation and amortization	6,746	7,465
Interest expense, net	11,293	10,443
Term loan debt issuance costs(1)	—	5,791
Provision for income taxes	47,322	21,746
Share-based compensation expense	2,162	1,410
Amortization of deferred gains on real estate	(984)	(984)
Gain from sales of property(1)	—	(1,287)
Restructuring and other(1)(2)	2,338	113
Adjusted EBITDA	$202,286	$106,557

(1) Reflects non-recurring items of approximately $2.3 million in beneficial items to the current quarter and approximately $4.6 million in beneficial items to the same quarterly period of the prior year.

(2) Reflects costs related to our restructuring efforts, such as severance, and other one-time non-operating items.

The following schedule presents our Adjusted EBITDA margin as a percentage of net sales:

	Three Months Ended
	April 2, 2022	April 3, 2021
	(In thousands)
Net sales	$1,302,305	$1,025,469
Adjusted EBITDA	202,286	106,557
Adjusted EBITDA margin	15.5%	10.4%

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Three Months Ended
	April 2, 2022	April 3, 2021
	(In thousands)
Net sales by product category
Specialty products	$767,907	$563,060
Structural products	534,398	462,409
Total net sales	$1,302,305	$1,025,469

Gross profit dollars by product category
Specialty products	$184,099	$108,535
Structural products	106,952	71,857
Total gross profit	$291,051	$180,392

Gross margin % by product category
Specialty products	24.0%	19.3%
Structural products	20.0%	15.5%
Total gross margin %	22.3%	17.6%

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Three Months Ended
	April 2, 2022	April 3, 2021
	(In thousands)
Finance lease liabilities - short term	$7,264	$7,459
Long term debt(1)	300,000	358,514
Finance lease liabilities - long term	264,676	273,815
Total long-term debt	571,940	639,788
Less: available cash	74,438	179
Net Debt	497,502	639,609
Trailing twelve month Adjusted EBITDA	$559,799	$257,088
Net Leverage Ratio	0.9x	2.5x

(1) For the three months ended April 2, 2022, our long-term debt is comprised of $300 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our balance sheet at $291.5 million which is net of their discount of $3.9 million and the combined carrying value of our debt issuance costs of $4.6 million. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio. For the three months ended April 3, 2021, our long-term debt presented in this table is the balance presented on our balance sheet of $355.9 million, which was comprised of the balance of our revolving credit facility and our term loan, plus the carrying value of our debt issuance costs of $2.6 million.

The following schedule presents free cash flow:

	Three Months Ended
	April 2, 2022	April 3, 2021
Net cash provided by (used in) operating activities	$2,237	$(24,608)
Less: Property and equipment investments	(2,509)	(1,122)
Free cash flow	$(272)	$(25,730)